Exhibit 10.4

SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Second Amendment”) is entered into and effective as of May 10, 2016, by and between G1 Therapeutics, Inc., a Delaware corporation (the “Company”), and Mark A. Velleca (the “Executive”).

WITNESSETH:

WHEREAS, Executive and the Company entered into an Executive Employment Agreement effective as of May 19, 2014, as amended by a First Amendment to Executive Employment Agreement effective as of February 1, 2015 (together, the “Employment Agreement”);

WHEREAS, Executive and the Company wish to alter certain terms of the Employment Agreement, particularly with respect to Executive’s compensation; and

WHEREAS, in light of the foregoing, Executive and the Company desire to mutually and voluntarily amend the Employment Agreement pursuant to the terms as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows.

1. AMENDMENT TO SECTION 3(a) OF EMPLOYMENT AGREEMENT. Section 3(a) of the Employment Agreement is modified by replacing the existing Section 3(a) in its entirety with a new Section 3(a) as follows:

(a) BASE SALARY. The Company will pay Employee a base salary (the “Base Salary”) at an annual rate of Four Hundred and Five Thousand Dollars ($405,000.00) (such increase in Base Salary to be retroactive to January 1, 2016), payable in equal installments in accordance with the Company’s customary payroll practices as in effect from time to time. The Base Salary may be reviewed from time to time by the Company and may be increased in the sole discretion of the Board. The Base Salary may also be decreased in connection with any Company-wide decrease in executive compensation.

2. REMAINDER OF EMPLOYMENT AGREEMENT. Except as expressly set forth in this Second Amendment, the provisions of the Employment Agreement remain in full force and effect, in their entirety, in accordance with their terms.

3. MISCELLANEOUS. This Second Amendment shall be governed, construed, and interpreted in accordance with the laws of the State of North Carolina, without giving effect to conflicts of laws principles. The parties agree that this Second Amendment may only be modified in a signed writing executed by both parties. This Second Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns. This Second Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constituted one agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Second Amendment.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Executive Employment Agreement to be effective as of the day and year first written above.

Company: G1 THERAPEUTICS, INC.		Executive:

By:	/s/ Seth Rudnick	/s/ Mark A. Velleca
	Seth Rudnick Chairman of the Board	Mark A. Velleca

3

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is entered into and effective as of February 1, 2015, by and between GI Therapeutics, Inc., a Delaware corporation (the “Company”) and Mark A. Velleca (the “Executive”).

WITNESSETH:

WHEREAS, Executive and the Company entered into an Executive Employment Agreement effective as of May 19, 2014, (the “Employment Agreement”);

WHEREAS, Executive and the Company wish to alter certain terms of the Employment Agreement, particularly with respect to Executive’s employment compensation; and

WHEREAS, in light of the foregoing, Executive and the Company desire to mutually and voluntarily amend the Employment Agreement pursuant to the terms as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows.

1. AMENDMENT TO SECTION 3(a) OF THE EMPLOYMENT AGREEMENT. Section 3(a) of the Employment Agreement is modified by replacing the existing Section 3(a) in its entirety with a new Section 3(a) as follows:

(a) BASE SALARY. The Company will pay Employee a base salary (the “Base Salary”) at an annual rate of Three Hundred Ninety-Two Thousand Dollars ($392,000.00), payable in equal installments in accordance with the Company’s customary payroll practices as in effect from time to time. The Base Salary may be reviewed from time to time by the Company and may be increased in the sole discretion of the Board. The Base Salary may also be decreased in connection with any Company-wide decrease in executive compensation.

2. AMENDMENT TO SECTION 3(e) OF THE EMPLOYMENT AGREEMENT. Section 3(e) of the Employment Agreement is modified by replacing the existing Section 3(e) in its entirety with a new Section 3(e) as follows:

(e) RELOCATION ASSISTANCE. Employee will be based out of the Company’s offices in Research Triangle Park, North Carolina, but the parties understand and acknowledge that Employee will initially and for some time maintain a primary residence in Washington, DC. To assist with Employee’s travel to North Carolina and eventual relocation, the Company will provide the following benefits.

(i) The Company will reimburse Employee for reasonable expenses incurred in relocating himself and his family from his existing residence to his new residence in the Research Triangle Park area, up to a maximum of $25,000. Covered expenses will include carrier transportation by an approved carrier for normal household goods and personal effects, exclusive of automobiles, boats, recreational vehicles, explosives, firearms, outdoor structures, items of exceptional value, or any item in which the moving costs exceed its value, and customary packing and unpacking charges. Employee may also use this benefit to defray closing costs associated with the purchase of a residence in North Carolina. Employee will have eighteen (18) months from the Effective Date in which to use this benefit. Within thirty (30) days after incurring any covered expense, Employee will provide such documentation as may be reasonably requested by the Company to substantiate expenses to be reimbursed pursuant to this section.

(ii) [intentionally omitted]

(iii) All payments and reimbursements provided to Employee pursuant to this Section 3(e) will be treated in accordance with applicable law, including IRS regulations and guidance. Employee will be responsible for the payment of any taxes owed by him as a result of such payments and reimbursements.

3. REMAINDER OF EMPLOYMENT AGREEMENT. Except as expressly set forth in this Amendment, the provisions of the Employment Agreement remain in full force and effect, in their entirety, in accordance with their terms.

4. MISCELLANEOUS. This Amendment shall be governed, construed, and interpreted in accordance with the laws of the State of North Carolina, without giving effect to conflicts of laws principles. The parties agree that this Amendment may only be modified in a signed writing executed by both parties. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this First Amendment to Executive Employment Agreement to be effective as of the day and year first above written.

Company:		Executive:

G1 THERAPEUTICS, INC.

By:	/s/ Seth Rudick	/s/ Mark A. Velleca
Seth Rudick		Mark A. Velleca
Chairman of the Board

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into effective as of May 19, 2014 (the “Effective Date”), by and between G1 Therapeutics, Inc., a Delaware corporation (the “Company”), and Mark A. Velleca (“Employee”).

1. EMPLOYMENT; DUTIES. The Company agrees to employ Employee as its Chief Executive Officer, and Employee agrees to accept such employment upon the terms and conditions hereinafter set forth. Employee will perform such services for the Company as are customarily associated with his position Chief Executive Officer and as may otherwise be assigned to the Employee from time to time by the Company’s Board of Directors (the “Board”). In addition, Employee will devote his full business time and attention to the business and affairs of the Company, and will perform his duties diligently and to the best of his ability, in compliance with the Company’s policies and procedures and the laws and regulations that apply to the Company’s business.

2. TERM; TERMINATION. Employee’s employment under this Agreement will commence as of the Effective Date and will continue until terminated by either party. Employee’s employment with the Company is at-will, and either party can teminate the employment relationship and/or this Agreement at any time, for any or no cause or reason, and with or without prior notice, subject to the provisions of Section 4 of this Agreement. Upon termination of Employee’s employment by either party for any reason, Employee will resign his position(s), if any, as an officer or director of the Company, as a member of the Board or any Board committees, as well as any other positions he may hold with or for the benefit of the Company and/or its affiliates.

3. COMPENSATION. As compensation for the services to be rendered by Employee under this Agreement, the Company will provide the following compensation and benefits during Employee’s employment hereunder.

(a) BASE SALARY. The Company will pay Employee a base salary (the “Base Salary”) at an annual rate of Three Hundred Fifty Thousand Dollars ($350,000.00), payable in equal installments in accordance with the Company’s customary payroll practices as in effect from time to time. The Base Salary may be reviewed from time to time by the Company and may be increased in the sole discretion of the Board. The Base Salary may also be decreased in connection with any Company-wide decrease in executive compensation.

(b) BONUS FOR CALENDAR YEAR 2014. For calendar year 2014 only, Employee will be entitled to receive a bonus in the amount of Fifty Thousand Dollars ($50,000) (the “2014 Bonus”). The 2014 Bonus is conditioned upon Employee’s submission of a strategic plan to the Board, and the Board’s approval of such plan in its sole discretion, no later than December 31, 2014. The 2014 Bonus will be paid, if earned, no later than December 31, 2014, and Employee must be employed by the Company on the date on which the 2014 Bonus is paid in order to receive the 2014 Bonus.

(c) BONUS FOR YEARS AFTER 2014. Beginning in 2015 and continuing thereafter so long as Employee remains employed by the Company, Employee will be eligible to receive an annual calendar year bonus based upon Employee’s and the Company’s achievement of certain individual and Company goals that will be set for Employee by the Company’s Board or a designated committee thereof (the “Annual Bonus”). The amount of the target Annual Bonus will be equal to thirty percent (30%) of Employee’s then-current Base Salary as of the date of the payment. The Board will have the sole discretion to set the applicable individual and Company goals, to determine whether the goals have been met, and to determine the amount of the Annual Bonus. The Annual Bonus for any given year will be paid between January 1 and January 31 in the year immediately following the year in which the Annual Bonus, if any, is earned. Employee must be employed by the Company on December 31 of the bonus year in order to receive the Annual Bonus for that year.

(d) STOCK OPTIONS. Subject to approval by the Board, Employee will be granted, effective as of the later of the date Employee begins his employment with the Company or the date of Board approval, incentive stock options to purchase shares of the Company’s common stock representing five percent (5%) of the Company’s total outstanding shares of common stock, determined on a fully-diluted, as-converted into common stock basis, taking into account for such purpose the issuance of 7,486,996 shares of Series A Preferred Stock pursuant to the Company’s currently anticipated closing of the second tranche of its Series A Preferred Stock Financing (the “Options”). The Options will be granted pursuant to and subject to the terms and conditions of the Company’s 2011 Equity Incentive Plan (the “Plan”) and will be further subject to the terms of a stock option agreement as approved by the Board setting forth the exercise price, vesting conditions and other restrictions. One fourth of the total number of such Options will vest on the first anniversary of the date of grant of the option, and one forty eighth (1/48th) of the total number of Options will vest each month over the following thirty six (36) months thereafter, so long as Employee remains employed by the Company through each such vesting date. Fifty Percent (50%) of any unvested Options will immediately vest upon the consummation of a Change in Control (as defined below) and any remaining unvested Options will immediately vest if Employee’s employment is terminated by the Company without Cause (as defined below) or Employee resigns with Good Reason (as defined below) within ninety (90) days following a Change in Control. A “Change in Control” means (i) the Company’s merger or consolidation with or into another entity such that the stockholders of the Company prior to such transaction do not or are not expected to own a majority of the voting stock of the surviving entity, (ii) the sale or other disposition of all or substantially all of the assets of the Company, (iii) the sale or other disposition of greater than 50% of the then-outstanding voting stock of the Company by the holders thereof to one or more persons or entities who are not then stockholders of the Company.

(e) RELOCATION ASSISTANCE. Employee will be based out of the Company’s offices in Research Triangle Park, North Carolina, but the parties understand and acknowledge that Employee will initially and for some time maintain a primary residence in Washington, DC. To assist with Employee’s travel to North Carolina and eventual relocation, the Company will provide the following benefits.

(i) The Company will reimburse Employee for reasonable expenses incurred in relocating himself and his family from his existing residence to his new residence in the

Research Triangle Park area, up to a maximum of $25,000. Covered expenses will include carrier transportation by an approved carrier for normal household goods and personal effects, exclusive of automobiles, boats, recreational vehicles, explosives, firearms, outdoor structures, items of exceptional value, or any item in which the moving costs exceed its value, and customary packing and unpacking charges. Employee may also use this benefit to defray closing costs associated with the purchase of a residence in North Carolina. Employee will have eighteen (18) months from the Effective Date in which to use this benefit. Within thirty (30) days after incurring any covered expense, Employee will provide such documentation as may be reasonably requested by the Company to substantiate expenses to be reimbursed pursuant to this section.

(ii) The Company will provide Employee with up to $3,500 per month for (A) Employee’s use in securing and maintaining housing (e.g., rent, utilities) in the Research Triangle Park area prior to his permanent relocation; and/or (B) reimbursement of Employee’s travel expenses between Washington, DC and Research Triangle Park prior to Employee’s permanent relocation. For purposes of clarification, the total of the housing payment and reimbursements paid by the Company under clauses (A) and (B) above will not exceed $3,500 for any given month, nor will the cumulative total of all housing payments and reimbursements by the Company under this clause (ii) exceed $65,000. The benefits described in this clause (ii) will end upon the earlier of (1) the termination of Employee’s employment with the company for any reason, (2) Employee’s permanent relocation to North Carolina, or (3) November 18, 2015.

(iii) All payments and reimbursements provided to Employee pursuant to this Section 3(e) will be treated in accordance with applicable law, including IRS regulations and guidance. Employee will be responsible for the payment of any taxes owed by him as a result of such payments and reimbursements.

(f) VACATION. Employee will be eligible to earn paid time off in accordance with the Company’s policies, as they may be amended from time to time.

(g) BENEFITS. Employee will (subject to applicable eligibility requirements) receive such other benefits as are provided from time to time to other similarly-situated employees of the Company pursuant to the Company’s policies and procedures as they may be instituted from time to time. All such benefits are subject to the provisions of their respective plan documents in accordance with their terms. Employee acknowledges and agrees that the Company has the unilateral right to amend, modify or terminate its employee benefit plans or policies to the maximum extent allowed by law.

(h) EXPENSE REIMBURSEMENT. The Company will reimburse Employee for all reasonable business expenses incurred by Employee in connection with the performance of his duties hereunder, subject to Employee’s compliance with the Company’s reimbursement policies in effect from time to time. Without limiting the foregoing, the Company will reimburse Employee for the cost of maintaining his professional licensure and his membership in the American Society of Hematology. Any expenses in excess of Five Thousand Dollars must be approved in advance by the Chairman of the Board.

(i) WITHHOLDINGS. The Company will withhold from any amounts payable under this Agreement, such federal, state and local taxes, as the Company reasonably determines are required to be withheld pursuant to applicable law. The Company encourages Employee to seek the advice of his tax and/or legal advisors with respect to this Agreement, including in connection with his compensation and benefits under this Section 3.

4. EFFECT OF TERMINATION.

(a) GENERALLY. When Employee’s employment with the Company is terminated for any reason, Employee, or his estate, as the case may be, will be entitled to receive the compensation and benefits earned through the effective date of termination, along with reimbursement for any approved business expenses that Employee has timely submitted for reimbursement in accordance with the Company’s expense reimbursement policy or practice.

(b) SEPARATION BENEFITS UPON CERTAIN TERMINATIONS. If the Company terminates Employee’s employment without Cause (as defined below), or if Employee resigns his employment for Good Reason (as defined below), then conditioned upon Employee executing a Release (as defined below) following such termination, Employee will be entitled to receive the continued payment of Employee’s then-current Base Salary for a period of (i) six (6) months after termination if the termination occurs within the first twelve (12) months of Employee’s employment with the Company, or (ii) twelve (12) months of after termination if the termination occurs after Employee has completed twelve (12) months of employment with the Company (the “Separation Benefits”). The Separation Benefits are conditioned upon Employee executing a release of claims in a form satisfactory to the Company (the “Release”) within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law. The Salary Continuation will be payable to Employee over time in accordance with the Company’s payroll practices and procedures beginning on the sixtieth (60th) day following the termination of Employee’s employment with the Company, provided that the Company, in its sole discretion, may begin the payments earlier. For avoidance of doubt, the termination of Employee’s employment as a result of his death or disability (meaning the inability of Employee, due to the condition of his physical, mental or emotional health, effectively to perform the essential functions of his job with or without reasonable accommodation for a continuous period of more than 90 days or for 90 days in any period of 180 consecutive days, as determined by the Board in its sole discretion in consultation with a physician retained by the Company) will not constitute a termination without Cause triggering the rights described in this Section 4(b).

(c) CAUSE. For purposes of this Agreement, “Cause” means: (i) Employee’s fraud, embezzlement or misappropriation with respect to the Company; (ii) Employee’s material breach of fiduciary duties to the Company; (iii) Employee’s willful or negligent misconduct that has or may reasonably be expected to have a material adverse effect on the property, business, or reputation of the Company; (iv) Employee’s material breach of this Agreement; (v) Employee’s willful failure or refusal to perform his material duties under this Agreement or failure to follow any specific lawful instructions of the Board; (vi) Employee’s conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude; (vii) Employee’s alcohol or substance abuse which has a material adverse effect on Employee’s ability to perform his duties under this Agreement; or (viii) Employee’s engagement in a form of discrimination or harassment prohibited by law (including, without limitation, discrimination or harassment based on race, color, religion, sex, national origin, age or disability). In the event that the Company concludes that Employee has engaged in acts constituting in Cause as defined in clause (iii), (iv), (v), or (vii) above, prior to terminating this Agreement for Cause the Company will provide Employee with at least fifteen (15) days’ advance written notice of the specific circumstances constituting such Cause, and an opportunity to correct such circumstances.

(d) GOOD REASON. In order for Employee to resign for Good Reason, Employee must provide written notice to the Company of the existence of the Good Reason condition within thirty (30) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have fifteen (15) days during which it may attempt to remedy the Good Reason condition and not be required to provide for the benefits described in Section 4(b) above as a result of such proposed resignation if successfully remedied. If the Good Reason condition is not remedied within such fifteen (15) day period, Employee may resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the fifteen (15) day cure period. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Employee’s consent: (i) a material reduction of Employee’s Base Salary not generally applicable to other executive-level employees of the Company, (ii) a material diminution of the Employee’s authority, duties, or responsibilities, or (iii) the Company’s material breach of this Agreement.

(e) APPLICATION OF INTERNAL REVENUE CODE SECTION 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Section 4 that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) will not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (a “Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Employee without causing Employee to incur the additional 20% tax under Section 409A. The parties intend that each installment of the Separation Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, the parties intend that payments of the Separation Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company determines that the Separation Benefits constitute “deferred compensation” under Section 409A and Employee is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Separation Benefits payments will be delayed until the earlier to occur of: (i) the date that is six months and one day after Employee’s Separation From Service, or (ii) the date of Employee’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) will (A) pay to Employee a lump sum amount equal to the sum of the Separation Benefits payments that Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Separation Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Separation Benefits in accordance with the applicable payment schedules set forth in this Agreement.

(f) NO FURTHER OBLIGATIONS. Except as expressly provided above or as otherwise required by law, the Company will have no obligations to Employee in the event of the termination of this Agreement for any reason.

5. EMPLOYEE REPRESENTATIONS. Employee represents and warrants that he is not obligated or restricted under any agreement (including any non-competition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could impair Employee’s ability to perform the duties and obligations required of Employee hereunder. Employee further agrees that he will not divulge to the Company any confidential information and/or trade secrets belonging to others, including Employee’s former employers, nor will the Company seek to elicit from Employee such information. Consistent with the foregoing, Employee will not provide to the Company, and the Company will not request, any documents or copies of documents containing such information.

6. CONFIDENTIALITY.

(a) Employee acknowledges that the Company will give Employee access to certain highly-sensitive, confidential, and proprietary information belonging to the Company or third parties who may have furnished such information under obligations of confidentiality, relating to and used in the Company’s business (collectively, “Confidential Information”). Employee acknowledges that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of Company related confidential or proprietary information and material, whether in electronic, print, or other form, including all copies, notes, or other reproductions or replicas thereof: financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales, and distribution strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, or maintained by the Company; information related to the Company’s inventions, research, products, designs, methods, formulae, techniques, systems, processes; customer lists; non-public information relating to the Company’s customers, suppliers, distributors, or investors; the specific teans of the Company’s agreements or arrangements, whether oral or written, with any customer, supplier, vendor, or contractor with which the Company may be associated from time to time; and any and all information relating to the operation of the Company’s business which the Company may from time to time designate as confidential or proprietary or that Employee reasonably knows should be, or has been, treated by the Company as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.

(b) Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Employee or other violation of this Agreement; or (iii) is disclosed to Employee by a third party under no obligation to maintain the confidentiality of the information.

(c) Employee acknowledges that the Confidential Information is owned or licensed by the Company; is unique, valuable, proprietary and confidential; and derives independent actual or potential commercial value from not being generally known or available to the public. Employee hereby relinquishes, and agrees that he will not at any time claim, any right, title or interest of any kind in or to any Confidential Information.

(d) During and after his employment with the Company, Employee will hold in trust and confidence all Confidential Information, and will not disclose any Confidential Information to any person or entity, except in the course of performing duties assigned by the Company or as authorized in writing by the Company. Employee further agrees that during and after his employment with the Company, Employee will not use any Confidential Information for the benefit of any third party, except in the course of performing duties assigned by the Company or as authorized in writing by the Company.

(e) The restriction in Section 6(d) above will not apply to any information that Employee is required to disclose by law, provided that the Employee (i) notifies the Company of the existence and terms of such obligation, (ii) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.

(f) Any trade secrets of the Company will be entitled to all of the protections and benefits under the North Carolina Trade Secrets Protection Act, N.C. Gen. Stat. § 66-152 et seq., and any other applicable law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement.

(g) Upon request during employment and immediately at the termination of this Agreement, Employee will return to the Company all Confidential Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company in his possession or under his control. If requested by the Company, Employee will certify in writing that all such materials have been returned to the Company. Employee also expressly agrees that immediately upon the termination of his employment with the Company for any reason, Employee will cease using any secure website, web portals, e-mail system, or phone system or voicemail service provided by the Company for the use of its employees.

7. INTELLECTUAL PROPERTY.

(a) Employee agrees that all developments or inventions (including without limitation any and all software programs (source and object code), algorithms and applications, concepts, designs, discoveries, improvements, processes, techniques, know-how and data) that result from work performed by Employee for the Company, whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection (“Inventions”), will be the sole and exclusive property of the Company or its nominees, and Employee will and hereby does assign to the Company all rights in and to such Inventions upon the creation of any such Invention, including, without limitation: (i) patents, patent applications and patent rights throughout the world; (ii) rights associated with works of authorship throughout the world, including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications and mask work registrations; (iii) rights relating to the protection of trade secrets and confidential information throughout the world; (iv) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (v) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable), now existing or hereafter filed, issued or acquired (collectively, the “IP Rights”).

(b) For avoidance of doubt, if any Inventions fall within the definition of “work made for hire”, as such term is defined in 17 U.S.C. § 101, such Inventions will be considered “work made for hire” and the copyright of such Inventions will be owned solely and exclusively by the Company. If any Inventions does not fall within such definition of “work made for hire”, then Employee’s right, title and interest in and to such Inventions will be assigned to the Company pursuant to Section 7(a) above.

(c) The Company and its nominees will have the right to use and/or to apply for statutory or common law protections for such Inventions in any and all countries. Employee further agrees, at the Company’s expense, to: (i) reasonably assist the Company in obtaining and from time to time enforcing such IP Rights relating to Inventions, and (ii) execute and deliver to the Company or its nominee upon reasonable request all such documents as the Company or its nominee may reasonably determine are necessary or appropriate to effect the purposes of this Section 7, including assignments of inventions. Such documents may be necessary to: (1) vest in the Company or its nominee clear and marketable title in and to Inventions; (2) apply for, prosecute and obtain patents, copyrights, mask works rights and other rights and protections relating to Inventions; or (3) enforce patents, copyrights, mask works rights and other rights and protections relating to Inventions. Employee’s obligations pursuant to this Section 7 will continue beyond the termination of Employee’s employment with the Company. If the Company is unable for any reason to secure Employee’s signature to any lawful and necessary document required to apply for or execute any patent, trademark, copyright or other applications with respect to any Inventions (including renewals, extensions, continuations, divisions or continuations in part thereof), Employee hereby irrevocably designates and appoints the Company and its then current Chief Executive Officer as Employee’s agent and attorney-in-fact to act for and in behalf and instead of Employee, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights or other rights thereon with the same legal force and effect as if executed by Employee. In the event the Company utilizes the power of attorney set forth in the preceding sentence, the Company will provide Employee with written notice of the terms and circumstances of such utilization within thirty (30) days following such utilization.

(d) The obligations of Employee under Section 7(a) will not apply to any Invention that Employee developed entirely on his own time without using the Company’s equipment, supplies, facility or trade secret information, except for those Inventions that (i) relate to the Company’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by Employee for Company. Employee will bear the burden of proof in establishing the applicability of this subsection to a particular circumstance,

8. ENFORCEMENT. Employee acknowledges and agrees that the Company will suffer irreparable harm in the event that Employee breaches any of Employee’s obligations under Sections 6 or 7 of this Agreement and that monetary damages would be inadequate to compensate the Company for such breach. Accordingly, Employee agrees that, in the event of a breach by Employee of any of Employee’s obligations under Sections 6 or 7 of this Agreement, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach. The Company will be entitled to recover its costs incurred in connection with any action to enforce Sections 6 or 7 of this Agreement, including reasonable attorneys’ fees and expenses, to the maximum extent permitted by law.

9. NOTICES. Any notice required to be given hereunder will be sufficient if in writing and hand delivered or sent by mail, return receipt requested, postage prepaid, in the case of Employee, to his address shown on the Company’s records, and in the case of the Company, to 79 T.W. Alexander Drive, 4401 Research Commons, Suite 105, Research Triangle Park, NC 27709, or to such other addresses as either party shall specify to the other.

10. AMENDMENT; WAIVER. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Company and Employee. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving party. The failure of a party at any time to require performance of any provision of this Agreement will not affect such party’s rights at a later time to enforce such provision. No waiver by a party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

11. GOVERNING LAW; VENUE. This Agreement will be governed by and construed in accordance with the laws of the State of North Carolina, without regard to that body of law known as choice of law. The parties agree that any litigation arising out of or related to this Agreement or Employee’s employment by the Company will be brought exclusively in any state or federal court in Orange County, North Carolina. Each party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) agrees not to bring any proceeding arising out of or relating to this Agreement or Employee’s employment by the Company in any other court.

12. BENEFIT. This Agreement will be binding upon and will inure to the benefit of each of the parties hereto, and to their respective heirs, representatives, successors and permitted assigns. Employee may not assign any of his rights or delegate any of his duties under this Agreement.

13. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding by and between the Company and Employee with respect to the subject matter hereof, and any representations, promises, agreements or understandings, written or oral, not herein contained will be of no force or effect.

14. CAPTIONS; RULE OF CONSTRUCTION. The captions in this Agreement are for convenience only and in no way define, bind or describe the scope or intent of this Agreement. The terms and provisions of this Agreement will not be construed against the drafter or drafters hereof. All parties hereto agree that the language of this Agreement will be construed as a whole according to its fair meaning and not strictly for or against any of the parties hereto.

15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Agreement.

16. SEVERABILITY. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

17. SURVIVAL. The terms of Sections 4 through 17 will survive the termination or expiration of this Agreement for any reason.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

G1 THERAPEUTICS, INC.

By:	/s/ Thomas K. Laundon
Name:	Thomas K. Laundon
Title:	Secretary

EMPLOYEE:

/s/ Mark A. Velleca [SEAL]
Mark A. Velleca

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